Exhibit 5.1

599 LEXINGTON AVENUE | NEW YORK | NY | 10022-6069

WWW.SHEARMAN.COM | T +1.212.848.4000 | F +1.212.848.7179

September 10, 2009

The Board of Directors

Photronics, Inc.

15 Secor Road

Brookfield, Connecticut 06804

Ladies and Gentlemen:

We have acted as counsel to Photronics, Inc., a Connecticut company (the “Company”), in connection with the preparation and filing by the Company of a registration statement on Form S-3 pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”) relating to the offering from time to time, pursuant to Rule 415 of the Securities Act (the “Rule 462(b) Registration Statement”), of (i) common shares, $.01 par value, of the Company (“Common Shares”) and (ii) one or more series of debt securities of the Company (the “Debt Securities” and together with the Common Shares, the “Offered Securities”) with an aggregate offering price of up to $10,600,000. The offering of the Offered Securities will be as set forth in the prospectus contained in the registration statement on Form S-3 (No. 333-160235) (the “Prior Registration Statement”) filed by the Company on June 25, 2009 (the “Prospectus”), as supplemented by one or more supplements to the Prospectus.

The Debt Securities will be issued in one or more series pursuant to an indenture (the “Indenture”) to be entered into between the Company and The Bank of New York Mellon Trust Company, N.A. as trustee (the “Trustee”), a form of which is filed as an exhibit to the Prior Registration Statement.

In that connection, we have reviewed the Indenture.

We have also reviewed the following:

(a)    The Prior Registration Statement.

(b)    The Rule 462(b) Registration Statement.

(c)    Originals or copies of such other corporate records of the Company, certificates of public officials and of officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

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THE STATE OF DELAWARE, WHICH LAWS LIMIT THE PERSONAL LIABILITY OF PARTNERS.

September 10, 2009

In our review of the Indenture and other documents, and otherwise for the purposes of this opinion, we have assumed:

(a)    The genuineness of all signatures.

(b)    The authenticity of the originals of the documents submitted to us.

(c)    The conformity to authentic originals of any documents submitted to us as copies.

(d)    As to matters of fact, the truthfulness of the representations made in the Indenture and in certificates of public officials and officers of the Company.

(e)    That the Indenture is the legal, valid and binding obligation of each party thereto, other than the Company, enforceable against each such party in accordance with its terms.

(f)    That:

(i)    The Company is duly organized and validly existing under the laws of the jurisdiction of its organization.

(ii)    The Company has the full power to execute, deliver and perform the Indenture.

(iii)    The execution, delivery and performance by the Company of the Indenture has been duly authorized by all necessary action (corporate or otherwise) and do not:

(A)    contravene its articles of incorporation, bylaws or other organizational documents;

(B)    violate any law, rule or regulation applicable to it; or

September 10, 2009

(C)    result in any conflict with or breach of any agreement or document binding on it.

(iv)    No authorization, approval, consent or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by the Company of the Indenture or, if any such authorization, approval, consent, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.

We have not independently established the validity of the foregoing assumptions.

“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including the rules and regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Indenture or the transactions governed by the Indenture. The term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Company, the Indenture or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to the specific assets or business of any party to the Indenture or any of its affiliates.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the assumptions and qualifications set forth herein, we are of the opinion that,

1.    The Indenture, when duly executed and delivered by the Company, will constitute a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

2.    When (i) the final terms of the Debt Securities have been duly established and approved and (ii) the Debt Securities have been duly executed and delivered by the Company and authenticated by the Trustee in accordance with the Indenture and delivered to and paid for by the purchasers thereof, the Debt Securities will constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with the terms thereof and will be entitled to the benefits of the Indenture.

Our opinions expressed above are subject to the following qualifications:

(a)    Our opinions in paragraphs 1 and 2 above are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers).

September 10, 2009

(b)    Our opinions in paragraphs 1 and 2 above are also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(c)    Our opinions are limited to Generally Applicable Law, and we do not express any opinion herein concerning any other law.

This opinion letter is rendered to you in connection with the preparation and filing of the Rule 462(b) Registration Statement. This opinion letter may not be relied upon by you for any other purpose without our prior written consent.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinions expressed therein.

We hereby consent to the filing of this opinion as an exhibit to the Rule 462(b) Registration Statement and to the use of our name in the Prospectus under the caption “Validity of the Securities.” In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Shearman & Sterling LLP

DC/DAG/SL

LLJ